UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

August 27, 2008
Date of Report

August 21, 2008
(Date of Earliest Event Reported)

AMERIWEST ENERGY CORP.

(Exact name of Registrant as Specified in its Charter)

123 West 1st Ave., Suite 215,
Casper, WY 82601
(Address of Principal Executive Offices)

Tel: (307) 266-4409
(Registrant's Telephone Number)

Nevada	000-52034	98-0359930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 21, 2008 (the “Effective Date”), Ameriwest Energy Corp. (the “Company”) entered into a Farmout and AMI Agreement (the “Agreement”) with Tyler Rockies Exploration, Ltd., a Texas limited partnership (“TRE”)

Under the terms of the Agreement, TRE granted the Company the right to earn up to a 50% ownership interest in oil and gas leasehold rights to approximately 2,800 gross acres within an Area of Mutual Interest (“AMI”) identified as the Geary Prospect lands located in Natrona and Converse counties, Wyoming. The Company agreed to commence drilling of a well within the AMI on or before May 1, 2009. After the Company has drilled 3 wells to the contract debt of the Dakota formation, TRE will assign and convey 50% of its interest in the AMI to the Company. The Company will operate the wells and receive a 75% Net Revenue Interest until a Payout (as defined in the Agreement) occurs at which time TRE reserves the option to convert its reserved overriding royalty to a 25% Working Interest.

In consideration for the rights granted to the Company under the Agreement, the Company paid $50,000 to TRE. Each additional well after the initial well drilled, must be spudded not later than 120 days after the rig release of the previous well or the Agreement shall automatically terminate as to all of the farmout area not previously earned by the Company. The Agreement will continue in effect so long as the Company has the right to earn the ownership interest in oil and gas leasehold rights.

For more information, see Agreement and press release attached hereto as Exhibits 10.1 and 99, respectively.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

10.1	Farmout and AMI Agreement

99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIWEST ENERGY CORP.

By:	/s/ Walter Merschat
Walter Merschat, Chief Executive Officer

Dated: August 27, 2008